September 2022

Preliminary Terms No. 6,266

Registration Statement Nos. 333-250103; 333-250103-01

Dated September 8, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest and do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus as supplemented and modified by this document. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the worst performing underlying, as determined on the valuation date. If both underlyings appreciate or do not depreciate over the term of the securities, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of at least $730 per security (to be determined on the pricing date). If either underlying declines over the term of the securities but neither underlying declines by an amount greater than the buffer amount of 25% from its respective initial level, the payment due at maturity will equal the stated principal amount. However, if the final level of either underlying declines in value by more than 25% over the term of the securities from its respective initial level, you will be exposed to the decline in the level of the worst performing underlying beyond the buffer amount of 25%, and you will lose 1.3333% for every 1% decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlyings, a decline in either final level below 75% of its respective initial level will result in a loss of some or all of your investment, even if the other underlying has appreciated or has not declined as much. These long-dated securities are for investors who seek an equity-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlyings and forgo current income and returns above the fixed upside payment in exchange for the upside payment and buffer features that in each case apply to a limited range of performance of the worst performing underlying. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	September 14, 2022
Original issue date:	September 19, 2022 (3 business days after the pricing date)
Maturity date:	September 17, 2027
Aggregate principal amount:	$
Interest:	None
Underlyings:	The iShares® MSCI EAFE ETF (the “EFA Shares”) and the EURO STOXX 50® Index (the “SX5E Index”)
Payment at maturity:

●If the final level of each underlying is greater than or equal to its respective initial level:

$1,000 + the upside payment

●If the final level of either underlying is less than its respective initial level but the final level of each underlying is greater than or equal to 75% of its respective initial level, meaning that neither underlying has declined by more than the buffer amount of 25% from its respective initial level to its respective final level:

$1,000

●If the final level of either underlying is less than 75% of its respective initial level, meaning that either underlying has declined by more than the buffer amount of 25% from its respective initial level to its respective final level:

$1,000 + $[1,000 × (underlying percent change of the worst performing underlying + 25%) × downside factor]

In this scenario, the payment at maturity will be less than the stated principal amount of $1,000, and could be zero.

Upside payment:	At least $730 per security (73% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Downside factor:	1.3333
Underlying percent change:	With respect to each underlying, (final level - initial level) / initial level
Worst performing underlying:	The underlying that has declined the most, meaning that it has the lesser underlying percent change
Initial level:

With respect to the EFA Shares, $ , which is the closing level of such underlying on the pricing date

With respect to the SX5E Index, , which is the closing level of such underlying on the pricing date

Final level:	With respect to each underlying, the closing level of such underlying on the valuation date
Closing level:

With respect to the EFA Shares, on any trading day, the closing price of one EFA Share on such day times the adjustment factor on such day

With respect to the SX5E Index, on any index business day, the index closing value of such underlying on such day

Valuation date:	September 14, 2027, subject to postponement for non-trading days, non-index business days and certain market disruption events
Buffer amount:	25%
Minimum payment at maturity:	None
Adjustment factor:	With respect to the EFA Shares, 1.0, subject to adjustment in the event of certain events affecting the EFA Shares
CUSIP / ISIN:	61774HCA4 / US61774HCA41
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $945.10 per security, or within $40.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3)See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2020 Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlyings that provides a fixed return of 73% if the final level of each underlying is greater than or equal to its respective initial level;

￭To enhance returns and potentially outperform the worst performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index in a moderately bullish scenario;

￭To obtain a buffer against a specified level of negative performance of the worst performing underlying.

The securities are exposed on a leveraged basis to the percentage decline of the final level of the worst performing underlying from its respective initial level beyond the buffer amount of 25%, and you will lose 1.3333% for every 1% of such decline beyond the buffer amount. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 5 years
Upside payment:	At least $730 per security (73% of the stated principal amount), payable only if the final level of each underlying is greater than or equal to its respective initial level.
Buffer amount:	25%
Downside factor:	1.3333
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $945.10, or within $40.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date,

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Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

Key Investment Rationale

This 5-year investment does not pay interest and does not guarantee any return of principal at maturity. The securities provide a return based on the performance of the worst performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index. If the final level of each underlying, as determined on the valuation date, is greater than or equal to its respective initial level, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of at least $730 per security. The actual upside payment will be determined on the pricing date. If either underlying declines over the term of the securities but neither underlying declines by an amount greater than the buffer amount of 25% from its respective initial level, the payment due at maturity will equal the stated principal amount. However, if the final level of either underlying is less than 75% of its respective initial level, the payment due at maturity will be less than the stated principal amount, and you could lose your entire initial investment in the securities.

Upside Scenario

If the final level of each underlying is greater than or equal to its respective initial level, the payment at maturity for each security will be equal to $1,000 plus the upside payment of at least $730. The actual upside payment will be determined on the pricing date.

Par Scenario

If the final level of either underlying is less than its respective initial level but the final level of each underlying is greater than or equal to 75% of its respective initial level, which means that neither underlying has depreciated by more than 25% from its respective initial level, the payment at maturity will be $1,000 per security.

Downside Scenario

If the final level of either underlying is less than 75% of its initial level, which means that either underlying has depreciated by an amount greater than the buffer amount of 25%, you will lose 1.3333% for every 1% decline beyond the buffer amount of 25%. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. For example, if the final level of the worst performing underlying is 55% less than its initial level, the securities will be redeemed at maturity for $600.00, or 60% of the stated principal amount.

Because the payment at maturity of the securities is based on the worst performing of the underlyings, a decline in either underlying below 75% of its respective initial level will result in a loss on your investment, even if the other underlying has appreciated or has not declined as much. There is no minimum payment at maturity on these securities, and investors may lost their entire initial investment.

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Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial levels and upside payment will be determined on the pricing date.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Level:	With respect to the EFA Shares: $70.00 With respect to the SX5E Index: 3,500
Hypothetical Upside Payment:	$730 (73% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Buffer Amount:	25%
Downside Factor:	1.3333
Minimum Payment at Maturity:	None
Interest:	None

EXAMPLE 1: Both underlyings appreciate substantially, and investors therefore receive the stated principal amount plus the upside payment.

Final level		EFA Shares: $126.00
SX5E Index: 6,650
Percent change		EFA Shares: ($126.00 – $70.00) / $70.00 = 80% SX5E Index: (6,650 – 3,500) / 3,500 = 90%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $730
	=	$1,730

In example 1, the final level of the EFA Shares has increased from its initial level by 80%, and the final level of the SX5E Index has increased from its initial level by 90%. Because the final level of each underlying is above its respective initial level, investors receive at maturity the stated principal amount plus the upside payment of $730. Investors receive $1,730 per security at maturity and do not participate in the appreciation of either underlying. Although both underlyings have appreciated substantially, the return on the securities is limited to the stated principal amount plus the hypothetical fixed upside payment of $730.

EXAMPLE 2: The final level(s) of one or both underlyings are below their respective initial levels but the worst performing underlying has not depreciated by more than 25%, and investors therefore receive the stated principal amount.

Final level		EFA Shares: $63.00
		SX5E Index: 3,115
Percent change		EFA Shares: ($63.00 – $70.00) / $70.00 = -10% SX5E Index: (3,115 – 3,500) / 3,500 = -11%
Payment at maturity	=	$1,000

In example 2, the final level of the EFA Shares has decreased from its initial level by 10%, and the final level of the SX5E Index has decreased from its initial level by 11%. Because the final level of each underlying is greater than or equal to 75% of its respective initial level, investors receive at maturity the stated principal amount.

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Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

EXAMPLE 3: The final level of one of the underlyings is less than 75% of its respective initial level. Investors are therefore exposed on a 1.3333-to-1 basis to the percentage decline of the final level of the worst performing underlying from its initial level beyond the buffer amount of 25%.

Final level		EFA Shares: $84.00
SX5E Index: 1,925
Percent change		EFA Shares: ($84.00 – $70.00) / $70.00 = 20% SX5E Index: (1,925 – 3,500) / 3,500 = -45%
Payment at maturity	=	$1,000 + [$1,000 × (percent change of the worst performing underlying + 25%) × downside factor]
	=	$1,000 + [$1,000 × (-45% + 25%) × 1.3333]
	=	$733.34

In example 3, the final level of the EFA Shares has increased from its initial level by 20%, and the final level of the SX5E Index has decreased from its initial level by 45%. Because one of the underlyings has declined below 75% of its respective initial level, investors are exposed on a leveraged basis to the negative performance of the SX5E Index, which is the worst performing underlying in this example, beyond the buffer amount. Under these circumstances, investors lose 1.3333% for every 1% decline in the level of the worst performing underlying beyond the buffer amount of 25%. In this example, investors receive a payment at maturity equal to $733.34 per security, resulting in a loss of 26.666%.

EXAMPLE 4: The final levels of both underlyings are less than 75% of their respective initial levels. Investors are therefore exposed on a 1.3333-to-1 basis to the percentage decline of the final level of the worst performing underlying from its initial level beyond the buffer amount of 25%.

Final level		EFA Shares: $10.50
SX5E Index: 1,400
Percent change		EFA Shares: ($10.50 – $70.00) / $70.00 = -85% SX5E Index: (1,400 – 3,500) / 3,500 = -60%
Payment at maturity	=	$1,000 + [$1,000 × (percent change of the worst performing underlying + 25%) × downside factor]
	=	$1,000 + [$1,000 × (-85% + 25%) × 1.3333]
	=	$200.00

In example 4, the final level of the EFA Shares has decreased from its initial level by 85%, and the final level of the SX5E Index has decreased from its initial level by 60%. Because one or more underlyings have declined below 75% of their respective initial levels, investors are exposed on a leveraged basis to the negative performance of the EFA Shares, which is the worst performing underlying in this example. Under these circumstances, investors lose 1.3333% for every 1% decline in the level of the worst performing underlying beyond the buffer amount of 25%. In this example, investors receive a payment at maturity equal to $200.00 per security, resulting in a loss of 80.00%.

Because the payment at maturity of the securities is based on the worst performing of the underlyings, a decline in the final level of either underlying to below 75% of its respective initial level will result in a loss of some or all of your investment, even if the other underlying has appreciated or has not declined as much. You could lose up to your entire investment in the securities.

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Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any of your principal. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the level of the worst performing underlying. If the final level of the worst performing underlying has decreased from its respective initial level by an amount less than or equal to the buffer amount, you will receive only the principal amount of $1,000 per security. However, if the final level of either underlying decreases from its respective initial level by more than the buffer amount of 25%, you will lose 1.3333% of the stated principal amount for every 1% decline beyond the specified buffer amount. As there is no minimum payment at maturity on the securities, you could lose your entire initial investment in the securities.

￭Appreciation potential is fixed and limited. Where the final level of each underlying is greater than or equal to its initial level, the appreciation potential of the securities is limited to the fixed upside payment of at least $730 per security (73% of the stated principal amount), even if both underlyings have appreciated substantially. The actual upside payment will be determined on the pricing date.

￭The amount payable on the securities is not linked to the levels of the underlyings at any time other than the valuation date. The final level of each underlying will be based on the closing level of such underlying on the valuation date, subject to postponement for non-trading days, non-index business days and certain market disruption events. Even if the levels of both underlyings appreciate prior to the valuation date but the level of either underlying drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the levels of the underlyings prior to such drop. Although the actual levels of the underlyings on the stated maturity date or at other times during the term of the securities may be higher than their respective final levels, the payment at maturity will be based solely on the closing levels on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭	the values of the underlyings at any time (including in relation to their initial levels),
￭	the volatility (frequency and magnitude of changes in value) of the underlyings and of the stocks composing the share underlying index and the SX5E Index,

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Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

￭	dividend rates on the securities underlying the share underlying index and the SX5E Index,
￭	interest and yield rates in the market,
￭	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlyings or securities markets generally and which may affect the value of the underlyings,
￭	the time remaining until the maturity of the securities,
￭	the composition of the underlyings and changes in the constituent stocks of the share underlying index and the SX5E Index,
￭	the occurrence of certain events affecting the EFA Shares that may or may not require an adjustment to the adjustment factor, and
￭	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the level of either underlying is near, at or below its respective initial level.

You cannot predict the future performance of the underlyings based on their historical performance. If the final level of either underlying declines by more than the buffer amount from its initial level, you will be exposed on a 1.3333-to-1 basis to the decline in the final level of the worst performing underlying beyond the buffer amount. There can be no assurance that the final level of each underlying will be greater than or equal to its respective initial level so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose some or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because

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Principal at Risk Securities

the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the share underlying index or the SX5E Index. Investing in the securities is not equivalent to investing in either underlying or the component stocks of the share underlying index or the SX5E Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the share underlying index or the SX5E Index.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial levels, the final levels, the underlying percent changes, if applicable, the payment that you will receive at maturity, if any, and whether to make any adjustments to the adjustment factor. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing levels in the event of a market disruption event or discontinuance of an underlying.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlyings or their component stocks), including trading in the stocks that constitute the underlyings as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlyings and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial level of an underlying, and, therefore, could increase the value at or above which such underlying must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the

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performance of the other underlying). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

￭You are exposed to the price risk of both underlyings. Your return on the securities is not linked to a basket consisting of both underlyings. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlyings. Poor performance by either underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. If the final level of either underlying declines to below 75% of its respective initial level, you will lose 1.3333% for every 1% decline in the worst performing underlying beyond the buffer amount of 25%. Accordingly, your investment is subject to the price risk of both underlyings.

￭Because the securities are linked to the performance of the worst performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying. The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying. With two underlyings, it is more likely that the final level of either underlying will decline to below 75% of its respective initial level than if the securities were linked to only one underlying. Therefore, it is more likely that you will suffer a loss on your investment.

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￭There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

￭The securities are subject to currency exchange risk. Because the price of the EFA Shares tracks the performance of the MSCI EAFE IndexSM (the “EAFE Index”), holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the EFA Shares, the price of the EFA Shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE IndexSM and the United States

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE IndexSM and the United States and other countries important to international trade and finance.

￭Adjustments to the SX5E Index could adversely affect the value of the securities. The publisher of the SX5E Index may add, delete or substitute the stocks constituting the SX5E Index or make other methodological changes that could change the value of the SX5E Index. The publisher of the SX5E Index may discontinue or suspend calculation or publication of the SX5E Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

￭Adjustments to the EFA Shares or the index tracked by the EFA Shares could adversely affect the value of the securities. The investment adviser to the iShares® MSCI EAFE ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the EAFE Index. Pursuant to its investment strategies or otherwise, the Investment Adviser may add, delete or substitute the stocks composing iShares® MSCI EAFE ETF. Any of these actions could adversely affect the price of the EFA Shares and, consequently, the value of the securities. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the EAFE Index. MSCI may add, delete or substitute the stocks constituting the EAFE Index or make other methodological changes that could change the level of the the

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EAFE Index. MSCI may discontinue or suspend calculation or publication of the EAFE Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued EAFE Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the EFA Shares and, consequently, the value of the securities.

￭The performance and market price of the EFA Shares, particularly during periods of market volatility, may not correlate with the performance of the EAFE Index, the performance of the component securities of the EAFE Index or the net asset value per share of the EFA Shares. The EFA Shares do not fully replicate the EAFE Index and may hold securities that are different than those included in the EAFE Index.  In addition, the performance of the EFA Shares will reflect additional transaction costs and fees that are not included in the calculation of the EAFE Index.  All of these factors may lead to a lack of correlation between the performance of EFA Shares and the EAFE Index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the EFA Shares may impact the variance between the performances of EFA Shares and the EAFE Index.  Finally, because the shares of the EFA Shares are traded on  an exchange and are subject to market supply and investor demand, the market price of one share of the EFA Shares may differ from the net asset value per share of the EFA Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the EFA Shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the EFA Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the EFA Shares, and their ability to create and redeem shares of the EFA Shares may be disrupted. Under these circumstances, the market price of shares of the EFA Shares may vary substantially from the net asset value per share of the EFA Shares or the level of the EAFE Index.

For all of the foregoing reasons, the performance of the EFA Shares may not correlate with the performance of the EAFE Index, the performance of the component securities of the EAFE Index or the net asset value per share of the EFA Shares.  Any of these events could materially and adversely affect the price of the shares of the EFA Shares and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the payment on the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the EFA Shares on the valuation date, even if the EFA Shares’ shares are underperforming the EAFE Index or the component securities of the EAFE Index and/or trading below the net asset value per share of the EFA Shares.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the EFA Shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the EFA Shares. However, the calculation agent will not make an adjustment for every event that can affect the EFA Shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

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iShares® MSCI EAFE ETF Overview

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on September 7, 2022:

Bloomberg Ticker Symbol:	EFA UP
Current Share Price:	$60.85
52 Weeks Ago:	$82.13
52 Week High (on 9/7/2021):	$82.13
52 Week Low (on 9/6/2022):	$60.32

The following graph sets forth the daily closing prices of the EFA Shares for the period from January 1, 2017 through September 7, 2022. The related table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the EFA Shares for each quarter in the same period. The closing price of the EFA Shares on September 7, 2022 was $60.85. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The EFA Shares have at times experienced periods of high volatility, and you should not take the historical levels of the EFA Shares as an indication of future performance.

EFA Shares Daily Closing Levels January 1, 2017 to September 7, 2022

iShares® MSCI EAFE ETF (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2017
First Quarter	62.60	58.09	62.29
Second Quarter	67.22	61.44	65.20
Third Quarter	68.48	64.83	68.48
Fourth Quarter	70.80	68.42	70.31

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iShares® MSCI EAFE ETF (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2018
First Quarter	75.25	67.94	69.68
Second Quarter	71.90	66.35	66.97
Third Quarter	68.98	65.43	67.99
Fourth Quarter	68.07	56.89	58.78
2019
First Quarter	65.61	58.13	64.86
Second Quarter	66.99	63.40	65.73
Third Quarter	66.68	61.30	65.21
Fourth Quarter	69.66	63.25	69.44
2020
First Quarter	70.38	46.50	53.46
Second Quarter	64.65	50.90	60.87
Third Quarter	65.92	61.10	63.65
Fourth Quarter	73.52	61.39	72.96
2021
First Quarter	76.92	72.39	75.87
Second Quarter	81.95	76.86	78.88
Third Quarter	82.13	76.90	78.01
Fourth Quarter	81.83	76.40	78.68
2022
First Quarter	79.66	66.84	73.60
Second Quarter	74.59	61.48	62.49
Third Quarter (through September 7, 2022)	66.76	60.32	60.85

This document relates only to the securities offered hereby and does not relate to the EFA Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the EFA Shares (and therefore the price of the EFA Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EFA Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the EFA Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EFA Shares.

“iShares®” is a registered trademark of BlackRock Fund Advisors (“BFA”). The securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI EAFE IndexSM. The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE IndexSM, see the information set forth under “MSCI EAFE IndexSSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on September 7, 2022:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,502.09
52 Weeks Ago:	4,225.01
52 Week High (on 11/16/2021):	4,401.49
52 Week Low (on 7/5/2022):	3,359.83

The following graph sets forth the daily closing levels of the SX5E Index for the period from January 1, 2017 through September 7, 2022. The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the SX5E Index for each quarter in the same period. The closing level of the SX5E Index on September 7, 2022 was 3,502.09. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SX5E Index has at times experienced periods of high volatility, and you should not take the historical levels of the SX5E Index as an indication of its future performance.

SX5E Index Daily Closing Levels January 1, 2017 to September 7, 2022

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EURO STOXX 50® Index	High	Low	Period End
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter (through September 7, 2022)	3,805.22	3,359.83	3,502.09

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Share underlying index:	MSCI EAFE IndexSM (the “EAFE Index”)
Share underlying index publisher:	MSCI Inc. or any successor thereof
SX5E index publisher:	STOXX Limited or any successor thereof
Postponement of maturity date:

If the scheduled valuation date is not an index business day with respect to either underlying or if a market disruption event occurs with respect to either underlying on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed with respect to either underlying.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk

September 2022 Page 18

Morgan Stanley Finance LLC

Buffered Jump Securities Based on the Value of the Worst Performing of the iShares® MSCI EAFE ETF and the EURO STOXX 50® Index due September 17, 2027

Principal at Risk Securities

& Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the EFA Shares, in stocks constituting the share underlying index or the SX5E Index, in futures and options contracts on the EFA Shares, the share underlying index, the SX5E Index and any component stocks listed on major securities markets. Such purchase activity could potentially increase the initial level of either underlying, and, therefore, could increase the value at or above which such underlying must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the upside payment, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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